Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated December 29, 2008, between Pediatrix Medical Group, Inc., a Florida corporation (“PMG” or the “Surviving Corporation”), Mednax, Inc., a Florida corporation (“Holdings”), and PMG Merger Sub, Inc., a Florida corporation (“Merger Sub”).

All issued and outstanding shares of Holdings are owned by PMG and all of the issued and outstanding shares of Merger Sub are owned by Holdings.

PMG and Merger Sub desire to effect the statutory merger of Merger Sub with and into PMG, with PMG to survive such merger.

1. Constituent Corporations. PMG and Merger Sub shall be parties to the merger (the “Merger”) .

2. Terms and Conditions of Merger. Merger Sub (the “Constituent Corporation”) shall, pursuant to the provisions of Section 607.11045 of the Florida Business Corporation Act (the “FBCA”), be merged with and into PMG, which shall continue to exist pursuant to the laws of the State of Florida. At the effective time of the Merger (as set forth in paragraph 8) (the “Effective Time”), the existence of the Constituent Corporation shall cease. At the Effective Time and in accordance with the Section 607.1106 of the FBCA, the Surviving Corporation shall succeed to all of the property and be responsible and liable for all of the liabilities of the Constituent Corporation.

3. Capital Stock. At the Effective Time:

(a) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) each share of Common Stock, par value $0.01 per share, together with attached preferred share purchase right, of PMG, issued and outstanding immediately prior to the Effective Time (“PMG Common Stock”), shall be converted into one share of Common Stock, par value $0.01 per share, together with attached preferred share purchase right, of Holdings (“Holdings Common Stock”); provided that each share of restricted PMG Common Stock that is restricted under any stock or incentive compensation plan, agreement or arrangement of PMG or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted into a restricted share of Holdings Common Stock, restricted on substantially the same terms and conditions (including, without limitation, vesting schedule) as applied to such share of restricted PMG Common Stock immediately prior to the Effective Time;

(c) each option to purchase PMG Common Stock issued under any stock option or incentive compensation plan or arrangement of PMG that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted into an option to purchase the same number of shares of Holdings Common Stock, on substantially the same terms and conditions (including, without limitation, vesting schedule and per share exercise price) as applied to such PMG option; and

(d) the capital stock of Holdings owned by the Surviving Corporation shall be cancelled without payment therefor.

4. Certificates. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding share certificate that, immediately prior to the Effective Time, represented shares of PMG Common Stock and attached preferred share purchase rights shall be deemed and treated for all corporate purposes to represent ownership of the number of shares of Holdings Common Stock and attached preferred share purchase rights into which such shares were converted pursuant to paragraph 3 above.

5. Articles of Incorporation. From the Effective Time, the Articles of Incorporation of PMG immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation and shall continue in full force and effect until changed, altered or amended as therein provided in the manner prescribed by the laws of the State of Florida, with the following amendments:

a. Article I shall be amended to read in its entirety as follows:

“The name of the corporation is Mednax Services, Inc. (hereinafter called the Corporation).”

b. Article II shall be amended to read in its entirety as follows:

“The Corporation’s mailing address and the address of the Corporation’s principal office is 1301 Concord Terrace, Sunrise, Florida 33323.”

c. Article V shall be amended to read in its entirety as follows:

“Pursuant to Section 607.11045 of the FBCA, any act or transaction by or involving the Corporation which requires for its adoption under the FBCA or these Articles of Incorporation the approval of the shareholders of the Corporation, will also require the approval of the shareholders of Mednax, Inc., a Florida corporation, or any successor thereto by merger, by the same vote as is required by the FBCA or these Articles of Incorporation.”

d. The Articles of Amendment with respect to Designations of Series A Junior Participating Preferred Stock of Pediatrix Medial Group, Inc. shall be deleted in its entirety.

6. Bylaws. The Bylaws of PMG as in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation and shall continue in full force and effect until changed, altered or amended as therein provided in the manner prescribed by the laws of the State of Florida.

7. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of PMG immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation, all of whom shall hold their offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

8. Effective Time. The Merger shall become effective at 11:59 P.M. Eastern Standard Time on December 31, 2008 (the “Effective Time”).

9. Assumption of Registered Stock Plans and Other Agreements. Holdings and PMG hereby agree that they will, at or prior to the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Holdings will, from and after the Effective Time, assume and agree to perform all outstanding obligations of PMG pursuant to (i) PMG’s stock option plans, incentive compensation plans, employee stock purchase plans and other benefit plans pursuant to which PMG Common Stock is issuable (collectively, the “Stock Plans”); (ii) each stock option agreement, restricted stock agreement and/or similar award agreement entered into pursuant to the Stock Plans; and (iii) any other agreements that management of PMG deems necessary or appropriate to be assumed by Holdings (“Other Agreements”). At the Effective Time, the Stock Plans and Other Agreements shall be deemed amended to (i) reflect the assumption by Holdings described above and (ii) add Holdings or its subsidiaries as parties or the referenced companies with respect to qualifying participants, to the extent deemed necessary or appropriate. The outstanding options and other awards assumed by Holdings shall be exercisable and/or settled upon the same terms and conditions as under the Stock Plans immediately prior to the Effective Time, except that, upon the exercise of each such option or settlement of such award, shares of Holdings Common Stock shall be issuable in lieu of shares of PMG Common Stock issuable with respect thereto immediately prior to the Effective Time.

PMG and Holdings shall take or cause to be taken all actions necessary or desirable for Holdings to assume and perform the obligations of PMG under the Stock Plans and Other Agreements, all to the extent deemed appropriate by PMG and Holdings and permitted under applicable law.

10. Post-Effective Amendments. It is the intent of the parties hereto that Holdings, as of the Effective Time, be deemed a “successor issuer” of PMG for purposes of continuous offerings under the Securities Act of 1933, as amended. As soon as practicable following the Merger, Holdings will, to the extent deemed appropriate, file post-effective amendments to PMG’s registration statements on Form S-8 covering the Stock Plans, adopting such statements as its own registration statements for all purposes of the Securities Act and the Exchange Act and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

11. Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of shares of Holdings Common Stock with respect to awards outstanding under the Stock Plans.

12. Employee Benefit Plans. PMG and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume (or become a participating employer in) each existing employee benefit plan and agreement of PMG, with or without amendments, or to adopt, comparable plans, all to the extent deemed appropriate by PMG and Holdings and permitted under applicable law.

13. Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or PMG acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and PMG, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and PMG or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

14. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of PMG, Holdings or Merger Sub if any such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and neither PMG, Holdings or Merger Sub nor their respective shareholders, directors or officers shall have any liability with respect to such termination and abandonment.

15. Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

16. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Florida.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

18. Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

19. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed as of the date set forth above.

PEDIATRIX MEDICAL GROUP, INC.:

By:	/s/ Karl B. Wagner
Name:	Karl B. Wagner
Title:	Chief Financial Officer

MEDNAX, INC.:

By:	/s/ Karl B. Wagner
Name:	Karl B. Wagner
Title:	President

PMG MERGER SUB, INC.:

By:	/s/ Karl B. Wagner
Name:	Karl B. Wagner
Title:	President